Exhbit 4.10       Collaboration Agreement, dated March 31, 2001, between
                  Gemini Genomics (UK) Limited and CuraGen Corporation


          Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

                               DATED 23 MARCH 2001



                          GEMINI GENOMICS (UK) LIMITED

                                     - AND -

                               CURAGEN CORPORATION



                          -----------------------------
                                  COLLABORATION

                                    AGREEMENT
                          -----------------------------





                                 ARNOLD & PORTER
                                    TOWER 42
                               25 OLD BROAD STREET
                                 LONDON EC2N 1HO

                              T+44(0) 020 7786 6100
                              F+44(0) 020 7786 6299

THIS AGREEMENT is made the 23d day of March 2001

BETWEEN:

(1) GEMINI GENOMICS (UK) LIMITED whose principal place of business is at 162 Science Park, Milton Road, Cambridge, C134 4GH ("Gemini"); and

(2) CURAGEN CORPORATION whose principal place of business is at 555 Long Wharf Drive, New Haven, CT USA ("CuraGen").

WHEREAS:

(A) Gemini and CuraGen wish to collaborate in a research programme with the aim of genotyping certain DNA Samples (as defined herein).

(B) In connection with such collaborative research programme it is contemplated that Gemini shall provide the DNA Samples. It is further contemplated that CuraGen shall fund the work to be conducted by Gemini under the research programme.

(C) CuraGen shall have the responsibility for commercialising the results of the research programme (which results shall be owned by Gemini and licensed to CuraGen on the terms set out herein.)

DEFINITIONS

1.1 In this Agreement the following definitions shall apply unless the context requires otherwise:

        1.1.1 "AFFILIATE" - any company, partnership or other business entity which Controls, is Controlled by or is under common Control with either Party;

        1.1.2 "AGREEMENT" - this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement;

        1.1.3 "BUSINESS DAY" - a day other than a Saturday, Sunday, bank or other public holiday in England and Wales or the USA;

        1.1.4 "CLINICAL DATA" - the phenotypic data in Gemini's possession and control relating to the LTLSAM Samples and provided to CuraGen pursuant to Clause 2. 1, including, without limitation, the data described on Schedule 3 attached hereto.

        1.1.5 "COMMENCEMENT DATE" - the date of execution of this Agreement by the Parties;

        1.1.6 "COMPETENT AUTHORITY" - any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or over the Parties, including the European Commission, The Court of First Instance and the European Court of Justice.

        1.1.7 "COMPLETED GENOTYPES" - a [***] genotype for a unique marker individual combination, except in the case of [***] genotypes in male subjects where there is [***].

        1.1.8 "CONFIDENTIAL INFORMATION" - in the case of obligations of Gemini in relation to Confidential Information shall mean CuraGen Technology and, in the case of obligations on CuraGen in relation to Confidential Information, shall mean Gemini Technology and, in the case of both Gemini and CuraGen, shall mean all data generated by either or both Parties hereunder and trade secrets and/or confidential information relating to technology and/or relating to the business affairs not limited to commercial forecasts, plans, programs, customers, assets, financial projections, costs and customer lists and/or finances of a Disclosing Party supplied or otherwise made available to the Recipient Party or coming into the Recipient Party's possession in relation to the performance of this Agreement;

        1.1.9 "CONTROL" - means the ownership either directly or indirectly of more than 50% of the issued share capital or any other comparable equity or ownership interest with respect to a business entity or the legal power to direct or cause the direction of the general management and policies of the Party in question;

        1.1.10 "CURAGEN KNOW-HOW" - all Know-How necessary and directly applicable to the conduct of the Research Programme and which is owned by or licensed (with a right to sub-license) to CuraGen as at the Commencement Date or during the term of the Research Programme and provided by CuraGen for use in the conduct of the Research Programme;

        1.1.11 "CURAGEN PATENT RIGHTS" - the Patent Rights which claim CuraGen Know How and which are owned by or licensed (with rights to sub-license) to CuraGen at the Commencement Date or during the term of this Agreement and which would, but for the grant of a licence hereunder, be infringed by the conduct of the Research Programme;

        1.1.12  "CURAGEN TECHNOLOGY" - CuraGen Know How and CuraGen Patent
                Rights;

        1.1.13 "DISCLOSING PARTY" - the Party which discloses Confidential Information to the other Party;

        1.1.14 "DNA SAMPLES" - those clinical samples of human DNA in Gemini's possession and control.

        1.1.15 "DOCUMENTS" - reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know How can be permanently stored;

        1.1.16 "FDA" - the United States Food and Drug Administration or any successor agency thereto or the equivalent Competent Authority or Regulatory Authority in any other country;

        1.1.17 "FORCE MAJEURE" - in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), or Legal Requirement governing either Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party;

        1.1.18 "GERNINI KNOW HOW" - all Know How necessary and directly applicable to the conduct of the Research Programme and which is owned by or licensed (with rights to sub-license) to Gemini as at the Commencement Date or during the term of the Research Programme.

        1.1.19 "GENIINI PATENT RIGHTS" - all Patent Rights which claim Gemini Know How and which are owned by or licensed (with rights to sub-license) to Gemini as at the Commencement Date or during the term of the Research Programme and which would, but for the grant of a licence hereunder, be infringed by the conduct of the Research Programme.

        1.1.20  "GENDNI TECHNOLOGY" - Gemini Know How and Gemini Patent Rights.

        1.1.21  "GENOTYPING" - the creation of Completed Genotypes.

        1.1.22 "INSOLVENCY EVENT" - in relation to either Party, means any one of the following:

                (a) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System; or

               (b) a resolution shall have been passed by that Party's directors to seek a winding up, or an administration order or a petition for a winding up or administration order shall have been presented against that Party or such an order shall have been made; or

               (c) a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any third party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security; or

               (d) a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or

               (e) a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above; or

               (f) that Party takes any step outside the ordinary course of business (including starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party's indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party's creditors or makes or suspends or threatens to suspend making payments to all or some of that Party's creditors or the Party submits to any type of voluntary arrangement; or

               (g) where that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986;

        1.1.23 "KNOW HOW" - unpatented technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public;

        1.1.24 "LEGAL REQUIREMENT" - any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority or Regulatory Authority inluding any amendment, extension or replacement thereof which is from time to time in force;

        1.1.25 "MARKETING AUTHORISATION" - any and all approvals required from a Regulatory Authority to market and sell Product in any country any product commercialized by CuraGen pursuant to Section 5;

        1.1.26  "MATERIAL" - any chemical or biological substance including any:

               (a)     organic or inorganic element;

               (b) nucleotide or nucleotide sequence including DNA and RNA sequences;

               (c)     gene;

               (d) vector or construct including plasmids, phages or viruses;

               (e) host organism including bacteria, fungi, algae, protozoa and hybridomas;

               (f) eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system;

               (g) protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

               (h)     drug or pro-drug;

               (i)     assay or reagent;

               (j) any other genetic or biological material or micro-organism;

               (k) data for the derivation of molecular structures including NMR spectra, X Ray diffraction patterns and other primary experimental information, assignments and other calculations required for determination of the structure and coordinates of the derived molecular structure;

               (l)     computer programs or algorithms; and

               (m)     transgenic animals;

        1.1.27 "PARTY" - Gemini and CuraGen and "PARTIES" shall mean both of them;

        1.1.28 "PATENT RIGHTS" - patent applications and patents, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them in all countries, including any divisional applications and patents, refilling, renewals, continuations, continuations-in-part, patents of addition, extensions, (including patent term extensions,) reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

        1.1.29 "QUARTER" - each period of three months ending on 31 March, 30 June, 30 September or 31 December and "QUARTERLY" shall be construed accordingly;

        1.1.30 "RECIPIENT PARTY" - the Party which receives Confidential Information from the other Party;

        1.1.31 "REGULATORY AUTHORITY" - shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA, in each country involved in the granting of Marketing Authorisation for any product commercialized by CuraGen pursuant to Section 5;

        1.1.32 "RESEARCH PROGRAMME" - the programme of work set out in Schedule I to be conducted by Gemini and CuraGen which may be amended from time to time by agreement of the Parties;

        1.1.33 "RESEARCH PROGRAMME RESULTS" - any and all Patent Rights, Know How and Materials arising pursuant to the Research Programme;

        1.1.34 "ULSAM SAMPLES" - the [***] of each of the DNA Samples derived from [***] subjects which have participated in the ULSAM longitudinal study; and

        1.1.35 "YEAR" - twelve (12) months commencing on I January and ending on 31 December.

2.      THE RESEARCH PROGRAMME

2.1 Gemini's responsibilities under the Research Programme shall be to conduct Genotyping on the ULSAM Samples as set out in more detail in
        Schedule 1. Gemini shall also provide CuraGen with the Clinical Data associated with the ULSAM Samples within [***] of the Commencement Date.

2.2 Gemini shall carry out work under the Research Programme with all reasonable skill and care and in accordance with all applicable laws, governmental regulations and guidelines.

2.3 Gemini shall keep or cause to be kept detailed written laboratory notebooks and other records and reports of the progress of its part of the Research Programme in sufficient detail and in good scientific manner for all purposes including patent purposes, especially in accordance with practice within the USA. Such notebooks and other records must properly reflect all work done on the Research Programme and the results achieved thereunder. Upon request by CuraGen and at CuraGen's expense, Gemini shall provide CuraGen with copies of all such materials.

2.4 Gemini shall provide CuraGen with a quarterly written report on the progress of the Research Programme.

2.5 Gemini shall conduct the Research Programme at the Gemini Genomics AB site in Sweden, or, upon written notice to CuraGen, at such other site as Gemini may elect.

2.6 Not less than quarterly and at any time upon CuraGen's written request, Gemini shall provide to CuraGen copies of any and all Research Programme Results.

2.7 Gemini's performance of the Research Programme shall be on a non-exclusive basis and Gemini shall be free to conduct work the same as or similar to its work under the Research Programme in relation to any DNA Samples (including the ULSAM Samples) for any third party(ies).

2.8 Gemini may from time to time sub-contract the performance of some or all of its responsibilities under the Research Programme to Affiliates or third parties provided always that Gemini shall remain responsible for ensuring that its obligations hereunder are complied with in accordance with the terms of this Agreement; and, provided, further, that Gemini first notifies CuraGen of each such third party subcontract.

2.9 Gemini shall not be required to conduct more than [***] Completed Genotypes per Quarter as part of the Research Programme.

3.      INTELLECTUAL PROPERTY

3.1     The CuraGen Technology is and shall remain vested in CuraGen.

3.2     The Gemini Technology is and shall remain vested in Gemini.

3.3 CuraGen shall not use any Gemini Technology for any purpose other than the performance of the Research Programme.

3.4 Gemini shall not use any CuraGen Technology for any purpose other than the performance of the Research Programme.

3.5 The Research Programme Results shall vest in and be owned by Gemini and CuraGen shall at the request of Gemini execute all documents and do all other acts and things as may be reasonably required in order to vest fully and effectively all Research Programme Results in Gemini.

4.      INTELLECTUAL PROPERTY - RIGHTS AND LICENCES; PATENT PROSECUTION

4.1 During the term of this Agreement, CuraGen hereby grants to Gemini a nonexclusive, worldwide licence under the CuraGen Technology to use the same as maybe necessary solely in connection with Gemini's conduct of the Research Programme. Gemini may sublicense the license granted to it in this Section 4.1 to any third party to whom it subcontracts its responsibilities under Section 2.8.

4.2 Gemini hereby grants to CuraGen a non-exclusive, worldwide, royalty-free licence under the Gemini Technology to use the same as may be necessary solely in connection with CuraGen's conduct of the Research Programme.

4.3 Gemini hereby grants to CuraGen an exclusive, world-wide, royalty-bearing licence under the Research Programme Results to use the same for any and all research and commercial purposes.

4.4 Gemini, by selecting counsel to whom CuraGen has no reasonable objection, may, but shall not be obliged to prepare, file and prosecute, at its sole expense, patent applications claiming all patentable Research Programme Results. In connection therewith, Gemini agrees to provide CuraGen with a copy of such patent applications in a timely manner for CuraGen's review and comment prior to the first filing thereof and forward to CuraGen in a timely manner, a copy of all correspondence concerning the prosecution of such patent application(s). If Gemini elects not to file or thereafter prosecute any patents or patent applications claiming Research Programme Results in any country, CuraGen, will have the right to file and prosecute such patent application and/or maintain such patent in such country, at its sole expense.

5.      FINANCING OF RESEARCH PROGRAMME AND REVENUE SHARING

5.1 In consideration of Gemini carrying out its responsibilities under the Research Programme, CuraGen shall pay the costs incurred by Gemini Quarterly in arrears in conducting such work within fourteen (14) days of receipt of an appropriately detailed invoice from Gemini. For the avoidance of doubt, such costs shall not exceed [***] per Completed Genotype.

5.2 In consideration of the grant of the licence by Gemini to CuraGen pursuant to Clause 4.3, CuraGen shall pay to Gemini an advance royalty on net sales of product comprising the Research Programme Results in the amount of [***]. Such sum shall be payable on or before 31 March 2001. Upon receipt by Gemini of such payment, the licence set out in Clause 4.3 shall become fully paid up and no further payments shall be due from CuraGen to Gemini in relation to such licence.

6.      WARRANTIES AND LIABILITY

6.1     Each Party represents and warrants to the other Party that:

        6.1.1 it has legal power, authority and right to enter into this Agreement and to perform its respective obligations in this Agreement; and

        6.1.2 it is not at the Commencement Date a party to any agreement, arrangement or understanding with any third party which in any significant way prevents it from fulfilling any of its material obligations under the terms of this Agreement.

6.2     Gemini hereby represents and warrants to CuraGen:

        6.2.1 that the Clinical Data contains the information on Schedule 3 for each patient providing DNA Samples andthat it has obtained, and will continue to obtain, informed consent from all patients and human subject volunteers that provide Clinical Data and materials and/or samples comprising the DNA Samples.

        6.2.2 Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any economic loss or other loss of turnover, profits, business or goodwill or any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of an indirect or consequential nature arising out of or in connection with this Agreement.

7.      CONFIDENTIALITY

7.1     Each of the Parties undertakes and agrees to:

        7.1.1 keep the Confidential Information confidential and not to disclose it to any third party without the other Party's prior written consent;

        7.1.2 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

        7.1.3 ensure that only those of its officers, consultants, employees (including without limitation directors), sub-licensees, Affiliates and such third parties who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied "need to know" basis and are informed of the secret and confidential nature of it;

        7.1.4 keep the Confidential Information secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make available or permit to be made available the same to any third party for any reason without the prior written consent of the Disclosing Party;

        7.1.5 keep the Confidential Information separately identifiable at all times from all other Know How which it may hold; and

        7.1.6   clearly identify the Confidential Information as confidential.

7.2 The obligations of confidentiality referred to in Clause 7.1 shall not extend to any Confidential Information which:

        7.2.1 is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of that Clause; or

        7.2.2 is known to the Recipient Party and is at its free disposal on the presentation of competent proof (having been or which may be generated independently by the Recipient Party or a third party in circumstances where it can be shown that it has not been derived from access to the Disclosing Party's Confidential Information); or

        7.2.3 is subsequently disclosed to the Recipient Party on the presentation of competent proof without obligations of confidentiality by a third party owing no such obligations to the Disclosing Party in respect of that Confidential Information; or

        7.2.4 is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure.

7.3 All Confidential Information disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

        7.3.1 promptly notify such court or Competent Authority that Confidential Information received from the Disclosing Party under

               (a) this Agreement remains the property of the Disclosing Party; and

               (b)     of the confidentiality obligations under this Agreement;
                       and

        7.3.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party's Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

        7.4 The Parties understand that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 7 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 7.

        7.5 The Parties agree that the obligations of confidentiality set out in this Clause 7 shall continue to apply for ten (10) years following the expiry or termination of this Agreement under Clause 8.

8.      TERM AND TERMINATION

  8.1 The Research Programme shall have a term of 3 years from the Commencement Date unless extended by agreement of the Parties.

  8.2 This Agreement shall commence on the Commencement Date and shall continue in force until no payments are due hereunder or until termination under this Clause 8 which ever is the earlier.

  8.3 Each of the Parties (the "Terminating Party") shall have the right to terminate this Agreement for cause upon giving written notice of termination to the other (the"Defaulting Party") upon the occurrence of any of the following events at any time during this Agreement.

        8.3.1 the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy;

        8.3.2 if an Insolvency Event occurs in relation to the Defaulting Party; and in any event, when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party. in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

8.4 This Agreement shall terminate immediately (i) if the material breach under Article 8.3.1 is incapable of remedy; (ii) after the sixty (60) day period permitted under Clause 8.3.1 if the Defaulting Party has failed to remedy the material breach which is capable of being remedied; or (iii) upon the giving of any notice under Clause 8.3.2.

9.      CONSEQUENCES OF TERMINATION

9.1 Upon a termination of this Agreement for any reason other than by Gemini for an uncured breach by CuraGen pursuant to Clause 8.3.1 (which the Parties agree shall not minate the provisions of this Agreement expressed to survive its termination) the licence set out in Clause 4.3 shall continue in full force and effect.

10.     ASSIGNMENT/SUB-CONTRACTING

10.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other, such consent not to be unreasonably withheld, provided, however, that either party may assign this Agreement or any part of its rights and obligations hereunder to any Affiliate or to any corporation with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

11.     MISCELLANEOUS

11.1 Neither Party shall subcontract the performance of any of its obligations hereunder except as expressly provided herein.

11.2 If a Party is unable to perform any of its obligations under this Agreement due to an event of Force Majeure, such Party shall be excused such performance (but only such performance) during the period of such Force Majeure event.

11.3 The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by English law. All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement, and including disputes relating to pre-contractual representations which result in any action or proceedings, shall be subject to the exclusive jurisdiction of the English Courts.

11.4 Except as expressly provided in this Agreement nothing herein deprives either party or constitutes a waiver by either Party of any of its rights or remedies under common law, statute or otherwise.

11.5 This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement provided that this does not remove any right of action by either Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

11.6 All formal notices to be given pursuant to this agreement shall be in writing and shall be delivered by hand, post or facsimile to the address of the Parties set out above (or such other address as may be notified by a Party to the other from time to time in accordance with this Clause) and in the case of a facsimile with a confirmation copy being sent by post. Notices shall be deemed to have been received:

        11.6.1  if delivered by courier, at the time of delivery;

        11.6.2  if sent by post:

               (a) where posted in the country of the addressee, on the second working day following the day of posting; and

               (b) where posted in any other country, on the fifth working day following the day of posting;

        11.6.3 if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time on a Business Day of the recipient and in any other case on the following Business Day.

11.7 The activities of the Parties contemplated pursuant to this Agreement shall not constitute a partnership and neither Party is the agent of the other Party or has the authority to bind the other Party in any way except as provided in this Agreement.

11.8 Each Party shall bear its own legal costs and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement.

11.9 Any press releases to be made by either Party relating to this Agreement will require the approval of the other Party.

11.10 This Agreement may be executed in any number of counterparts and by the Parties by separate counterparts, each of which when so executed shall be an original and all of which shall constitute one and the same instrument.

11.11 The operation of the Contract (Rights of Third Parties) Act 1999 is hereby expressly excluded save that the Parties acknowledge and agree that Affiliates of either Party may enforce against the Parties (and a person who is the lawful successor to or a permitted assignee of the rights of a Party) the rights and benefits under this Agreement in accordance with that Act.

IN WITNESS WHEREOF the Parties have executed this agreement the day and year first above written.

SIGNED by
for and on behalf of
GEMINI GENOMICS (UK) LTD



SIGNED by
for and on behalf of
CURAGEN CORPORATION

                                   SCHEDULE 1

                               RESEARCH PROGRAMME

CuraGen will provide sequence information sufficient to uniquely identify Single Nucleotide Polymorphisms in genes of interest and oligonucleotide primers required for genotyping each Single Nucleotide Polymorphism.

Gemini will complete individual genotyping of the ULSAM samples. Gemini will provide data to CuraGen in [***] for further analysis.

If CuraGen requests that pooled genotyping be utilized in the Research Programme, Gemini will use commercially reasonable efforts to do so. For pooled genotyping, a Completed Genotype will be a completed marker-pool combination. In no such event will Gemini be required to use more than [***] of each of the LTLSAM Samples.

                                   SCHEDULE 2

                                     NOTICES

GEMINI GENOMICS (UK) LIMITED

162 Science Park,
Milton Road,
Cambridge CB44GH

CURAGEN CORPORATION

555 Long wharf Drive,
New Haven, CT USA

                                   SCHEDULE 3

                                  CLINICAL DATA

The table summarises [***] including codes referring to the master data set. For [***], short descriptions are included. For some diagnoses, number of cases are reported.

[***]


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